RUBY TUESDAY, INC.
PERFORMANCE-BASED RESTRICTED STOCK AWARD

This PERFORMANCE-BASED RESTRICTED STOCK AWARD (the “Restricted Stock Award” or “Award”) is made and entered into as of the __ day of _____, ___ by and between Ruby Tuesday, Inc. (the “Company”), a Georgia corporation, and _______ (the “Employee”).

Upon and subject to the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Employee the Restricted Shares described below pursuant to the Ruby Tuesday, Inc. 1996 Stock Incentive Plan or 2003 Stock Incentive Plan (the “Plan”) in consideration of the Employee’s services to the Company.

A.           Grant Date:  _____, ___.

B.           Restricted Shares:  The aggregate number of shares of the Company’s common stock (“Common Stock”), $.01 par value per share, identified in Paragraphs C(1) and C(2) below.

C.           Vesting:  The Restricted Shares are divided into two (2) tranches, as and to the extent indicated below, and shall become vested only if and to the extent the applicable Performance Condition and Service Condition, each as specified below, are satisfied.

(1)           Tranche 1 Performance Condition. ___ of the Restricted Shares are allocated to Tranche 1 (the “Tranche 1 Restricted Shares”).  The number of Tranche 1 Restricted Shares that become Net Restricted Shares shall be determined based upon the Company’s Adjusted EBITDA performance measured for the Company’s Fiscal Year ___, as determined in accordance with the table below:

Fiscal ____ Adjusted EBITDA	Net Tranche 1 Restricted Shares Percentage
Less than $_	_%
$_	_%
$_	_%
$_	_%
$_	_%
$_	_%
$_ or more	_%

The number of Tranche 1 Restricted Shares becoming Net Restricted Shares shall be determined by multiplying the “Net Tranche 1 Restricted Shares Percentage,” based upon the corresponding “Fiscal ___ Adjusted EBITDA” results, by the number of Tranche 1 Restricted Shares specified in this Paragraph C(1) (as that number may be adjusted pursuant to Section 6 of the Additional Term and Conditions).  For results above $____ that are between the benchmarks indicated, the number of Tranche 1 Restricted Shares becoming Net Restricted Shares shall be determined by straight line interpolation.  For purposes of the performance table above in this Paragraph C(1), “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted to disregard the impact of (i) charges from accounting rules adopted or which become effective after the end of the Company’s Fiscal Year ___; (ii) charges related to the high-level strategic direction of the Company as recorded in accordance with U.S. generally accepted accounting principles, as follows: executive terminations or retirements; divestiture guarantees; penalties from early retirements of debt; termination, including settlement charges, of any of the Company’s three defined benefit pension plans; any Change in Control; and the Chief Executive Officer transition process, including recruiting and relocation fees, duplicate salary costs, bonus accruals for guarantees in excess of bonus levels otherwise earned; (iii) charges due to external events beyond the control of the Company, as follows: terrorist attacks; natural disasters; federal health care legislation; industry-wide food borne illness outbreak or pandemic; and hostile shareholder activism; (iv) savings generated from spending less than ___ percent (_%) ($___) of the advertising budget of $___; and (v) the reclassification of brokerage fees from other restaurant operating costs to interest expense; all as determined by the Committee for Fiscal Year ____.

The number of Tranche 1 Restricted Shares that do not become Net Restricted Shares shall be forfeited as of the date of the ___ meeting of the Committee in which the Committee determines the extent to which the performance actually realized, as measured against the Tranche 1 Performance Condition, results in fewer than all (or none) of the Tranche 1 Restricted Shares becoming Net Restricted Shares based upon the performance table set forth above.

(2)           Tranche 2 Performance Condition. ____ of the Restricted Shares are allocated to Tranche 2 (the “Tranche 2 Restricted Shares”).  The number of Tranche 2 Restricted Shares that become Net Restricted Shares shall be determined based upon the annual same-restaurant sales growth percentage of Company-owned restaurants under the Ruby Tuesday concept for the Company’s Fiscal Year ____ as determined in accordance with the following schedule:

Annual Ruby Tuesday Concept Same-Restaurant Sales	Net Tranche 2 Restricted Shares Percentage
Less than _%	_%
_%	_%
_%	_%
_%	_%
_%	_%
_% or more	_%

The number of Tranche 2 Restricted Shares becoming Net Restricted Shares shall be determined by multiplying the “Net Tranche 2 Restricted Shares Percentage,” based upon the corresponding “Annual Ruby Tuesday Concept Same-Restaurant Sales,” by the number of Tranche 2 Restricted Shares specified in this Paragraph C(2) (as that number may be adjusted pursuant to Section 6 of the Additional Term and Conditions).  For results above _% that are between the benchmarks indicated, the number of Tranche 2 Restricted Shares becoming Net Restricted Shares shall be determined by straight line interpolation.

The number of Tranche 2 Restricted Shares that do not become Net Restricted Shares shall be forfeited as of the date of the ___ meeting of the Committee in which the Committee determines the extent to which the performance actually realized, as measured against the Tranche 2 Performance Condition, results in fewer than all (or none) of the Tranche 2 Restricted Shares becoming Net Restricted Shares based upon the performance table set forth above.

(3)           Service Condition.  Net Restricted Shares determined in accordance with Paragraphs C(1) and C(2) become Vested Shares if and to the extent the Service Condition is satisfied.  The Service Condition is satisfied only if the Employee provides Continuous Service to the Company and/or any affiliate for the period beginning with the Grant Date through the date described in the following Vesting Schedule:

Continuous Service Date	Percentage of Net Restricted Shares which are Vested Shares
Prior to _______, ___	0%
_______, ___ and after	100%

The Employee shall be determined to have provided “Continuous Service” through the date specified in the Vesting Schedule above if the Employee continues in the employ of the Company and/or any affiliate without experiencing a Termination of Employment.

(4)           Exceptions to Service Condition.  Notwithstanding the foregoing provisions of this Paragraph C, the Service Condition will be deemed satisfied as to all or any portion of the Net Restricted Shares, as determined in accordance with Paragraphs C(1) and C(2), if the Employee provides Continuous Service to the Company and/or any affiliate following the Grant Date through the date of any of the earlier events listed below:

(a)           (i) In the event of a Termination of Employment due to Disability or death; (ii) in the event of an involuntary Termination of Employment by the Company or an affiliate, other than for Cause; or (iii) upon attainment of age sixty-five (65) or satisfaction of the Rule of 90 (if eligible) under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan, all of the Net Restricted Shares shall be deemed to have satisfied the Service Condition.

(b)           In the event of a Change in Control, all of the Net Restricted Shares shall be deemed to have satisfied the Service Condition immediately prior to the effective date of such Change in Control.

The Net Restricted Shares which have satisfied the Performance Condition(s) and Service Condition, or any exception to the Service Condition provided in Paragraph C(4), are herein referred to as the “Vested Shares.”  Any portion of the Net Restricted Shares which have not become Vested Shares in accordance with this Paragraph C shall be forfeited.

D.           Holding Period:  Once Net Restricted Shares become Vested Shares they generally become subject to a six-month holding period, as provided in Section 4(b) of the attached Terms and Conditions.

IN WITNESS WHEREOF, the Company and Employee have signed this Award as of the Grant Date set forth above.

RUBY TUESDAY, INC.

                      By:
                                                                Employee
   Title: Chairman and Chief Executive Officer

ADDITIONAL TERMS AND CONDITIONS OF
RUBY TUESDAY, INC.
PERFORMANCE-BASED RESTRICTED STOCK AWARD

1.           Condition to Delivery of Restricted Shares.

       (a)          Employee must deliver to the Company, within two (2) business days after the earlier of (i) the date (the “Vesting Date”) on which any Restricted Shares become Vested Shares, or (ii) the date the Employee makes an election pursuant to Section 83(b) of the Internal Revenue Code as to all or any portion of the Restricted Shares, either cash or a certified check payable to the Company in the amount of all tax withholding obligations (whether federal, state or local) imposed on the Company by reason of the vesting of the Restricted Shares, or the making of an election pursuant to Section 83(b) of the Internal Revenue Code, as applicable, except as provided in Section 1(b).

(b)           If the Employee does not make an election pursuant to Section 83(b) of the Internal Revenue Code, in lieu of paying the withholding tax obligations in cash or by certified check as required by Section 1(a), Employee may elect (the “Withholding Election”) to have the actual number of shares of Common Stock that become Vested Shares reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock determined by the closing price for the Common Stock on the last business day immediately preceding the applicable Vesting Date, is sufficient to satisfy the amount of the tax withholding obligations imposed on the Company by reason of the vesting of the Restricted Shares on the applicable Vesting Date.  Employee may make a Withholding Election only if all of the following conditions are met:

(i)           the Withholding Election must be made on or prior to the Vesting Date by executing and delivering to the Company a properly completed Notice of Withholding Election form, available from the Company upon request; and

(ii)            any Withholding Election made will be irrevocable; however, the Committee may, in its sole discretion, disapprove and give no effect to any Withholding Election.

(c)           Unless and until the Employee provides for the payment of the tax withholding obligations in accordance with the provisions of this Section 1, the Company shall have no obligation to deliver any of the Vested Shares and may take any other actions necessary to satisfy such obligations, including withholding of appropriate sums from other amounts payable to the Employee.  At the request of the Employee, the Committee may authorize the Company to participate in such arrangements between the Employee and a broker, dealer or other “creditor” (as defined by Regulation T issued by the Board of Governors of the Federal Reserve System) acting on behalf of the Employee for the receipt from such broker, dealer or other “creditor” of cash by the Company in an amount necessary to satisfy the Employee’s tax withholding obligations in exchange for delivery of a number of Vested Shares directly to the broker, dealer or other “creditor” having a value equal to the cash delivered.

2.           Issuance of Restricted Shares.

(a)           The Company shall issue the Restricted Shares as of the Grant Date in either manner described below, as determined by the Committee in its sole discretion:

(i)           by the issuance of share certificate(s) evidencing Restricted Shares to the Secretary of the Company or such other agent of the Company as may be designated by the Committee or the Secretary (the “Share Custodian”); or

(ii)           by documenting the issuance in uncertificated or book entry form on the Company’s stock records.

Evidence of the Restricted Shares either in the form of share certificate(s) or book entry, as the case may be, shall be held by the Company or Share Custodian, as applicable, until the Restricted Shares become Vested Shares in accordance with the Vesting Schedule.

(b)           When the Vested Shares cease to be subject to the transfer restrictions under Section 4(b), the Company or the Share Custodian, as the case may be, shall deliver the Vested Shares to the Employee or, at the Company’s election, to a broker designated by the Company (the “Designated Broker”) by either physical delivery of the share certificate(s) or book entry transfer, as applicable, for the benefit of an account established in the name of the Employee, in either case, reduced by any Vested Shares withheld and returned to the Company pursuant to Section 1(b) above or delivered to a broker, dealer or other “creditor” as contemplated by Section 1(c) above (such reduced number of Vested Shares are referred to in this Section 2(b) as the “Net Vested Shares”).  If the number of Vested Shares includes a fraction of a share, neither the Company nor the Share Custodian shall be required to deliver the fractional share to the Employee, and the number of Vested Shares shall be rounded down to the next nearest whole number.  At any time after receipt by the Designated Broker, the Employee may require that the Designated Broker deliver the Net Vested Shares to the Employee pursuant to such arrangements or agreements as may exist between the Designated Broker and the Employee.

(c)           In the event that the Employee forfeits any of the Restricted Shares, the Company shall cancel the issuance on its stock records and, if applicable, the Share Custodian shall promptly deliver the share certificate(s) representing the forfeited shares to the Company.

(d)           Employee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Employee with full power and authority to execute any stock transfer power or other instrument necessary to transfer any Restricted Shares to the Company in accordance with this Award, in the name, place, and stead of the Employee.  The term of such appointment shall commence on the Grant Date of this Award and shall continue until the last of the Restricted Shares are delivered to the Employee as Net Vested Shares or are returned to the Company as forfeited Restricted Shares or as Vested Shares withheld and returned to the Company pursuant to Section 1(b), as provided by the applicable terms of this Award.

(e)           Unless and until the Restricted Shares are forfeited, the Employee shall be entitled to all rights respecting the Restricted Shares applicable to holders of shares of Common Stock generally, including, without limitation, the right to vote such shares and to receive dividends or other distributions thereon as provided by Section 3, except as expressly provided in this Award.

(f)           In the event the number of shares of Common Stock is increased or reduced as a result of a subdivision or combination of shares of Common Stock or the payment of a stock dividend or any other increase or decrease in the number of shares of Common Stock or other transaction such as a merger, reorganization or other change in the capital structure of the Company, the Employee agrees that any certificate representing shares of Common Stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian or recorded in book entry form, as applicable, and shall be subject to all of the provisions of this Award as if initially granted hereunder.

3.           Dividends.  The Employee shall be entitled to dividends or other distributions paid or made on Restricted Shares but only as and when the Restricted Shares to which the dividends or other distributions are attributable become Vested Shares.  Dividends paid on Restricted Shares will be held by the Company and transferred to the Employee, without interest, on such date as the Restricted Shares become Vested Shares.  Dividends or other distributions paid on Restricted Shares that are forfeited shall be retained by the Company.

4.           Restrictions on Transfer.

(a)           Restrictions on Restricted Shares.  Except as provided by this Award, the Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Shares.  Any such disposition not made in accordance with this Award shall be deemed null and void.  The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and this Award, and any Restricted Shares so transferred will continue to be bound by the Plan and this Award.  The Employee (and any subsequent holder of Restricted Shares) may not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares except pursuant to the provisions of this Award.  Any sale, pledge or other transfer (or any attempt to effect the same) of any Restricted Shares in violation of any provision of the Plan or this Award shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee or pledgee of such Restricted Shares as the owner or pledgee of such Restricted Shares for any purpose.

(b)           Restrictions on Vested Shares.  Except to the extent of the number of Vested Shares that may be transferred in connection with the satisfaction of tax withholding obligations as contemplated by Section 1(b) or Section 1(c), the Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Vested Shares for a period of six (6) months immediately following the date such shares become Vested Shares.  Any such disposition not made in accordance with this Award shall be deemed null and void.  Any sale, pledge or other transfer (or any attempt to effect the same) of any Vested Shares by the Employee or any subsequent transferee in violation of this Section 4(b) shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee or pledgee of such Vested Shares as the owner or pledgee of such Vested Shares for any purpose.  If an event specified in Paragraph C(4) of the Award occurs prior to or during the six (6)-month holding period described in this Section 4(b), the holding period shall be deemed satisfied.

                 (c)           Certain Permitted Transfers.  The restrictions contained in this Section 4 will not apply with respect to transfers of the Restricted Shares pursuant to applicable laws of descent and distribution; provided that the restrictions contained in this Section 4 will continue to be applicable to the Restricted Shares after any such transfer; and provided further that the transferee(s) of such Restricted Shares must agree in writing to be bound by the provisions of the Plan and this Award.

5.           Additional Restrictions on Transfer.

          (a)          In addition to any legends required under applicable securities laws, the certificates representing the Restricted Shares and Vested Shares, to the extent applicable, shall be endorsed with the following legend and the Employee shall not make any transfer of the Restricted Shares or Vested Shares without first complying with the restrictions on transfer described in such legend:

transfer is restricted

The securities evidenced by this certificate are subject to
restrictions on transfer and forfeiture provisions which also apply to the transferee as set forth in a restricted stock Award, dated ______, ____, a copy of which is available from the Company.

   (b)           Opinion of Counsel.  No holder of Restricted Shares or Vested Shares may sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares, except (i) pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) or (ii) in a transaction that fully complies with Rule 144, without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

6.           Change in Capitalization.

            (a)          The number and kind of Restricted Shares and Vested Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding effected without receipt of consideration by the Company.  No fractional shares shall be issued in making such adjustment.  All adjustments made by the Committee under this Section shall be final, binding, and conclusive.

            (b)          In the event of a merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in the capital structure of the Company, tender offer for shares of Common Stock or a Change in Control, an appropriate adjustment may be made with respect to the Restricted Shares and Vested Shares such that other securities, cash or other property may be substituted for the Common Stock held by Share Custodian or recorded in book entry form pursuant to this Award.

            (c)          The existence of the Plan and the Restricted Stock Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

7.           Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Georgia; provided, however, no Restricted Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which the Employee resides, and/or any other applicable securities laws.

8.           Successors.  This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9.           Notice.  Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.  Notices sent to the Company shall be addressed to the attention of the Secretary of the Company.

10.           Severability.  In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.           Entire Agreement.  Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter.  This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.           Headings and Capitalized Terms.  Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.  Capitalized terms used, but not defined, in this Award shall be given the meaning ascribed to them in the Plan

13.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.           No Right to Continued Employment.  Neither the establishment of the Plan nor the Restricted Stock Award made pursuant to this Award shall be construed as giving Employee the right to any continued service relationship with the Company or any affiliate of the Company.

15.           Special Definitions.  For purposes of this Award, the following terms shall have the meanings ascribed to it in this Section 15, as follows:

(a)           “Cause” has the same meaning as provided in the employment agreement currently or most recently in effect between the Employee and the Company or, if applicable, any affiliate of the Company, or if no such definition or employment agreement ever existed, “Cause” means conduct amounting to (i) fraud or dishonesty in the performance of the duties of Employee’s service with the Company or its affiliates, (ii) Employee’s willful misconduct, refusal to follow the reasonable directions of his/her supervisors, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similarly nature), (iii) acts of moral turpitude or personal conduct in violation of Company’s Code of Business Conduct and Ethics, (iv) absence from work without reasonable excuse, (v) intoxication with alcohol or drugs while on Company’s or affiliates’ premises, (vi) a conviction or plea of guilty or nolo contendere to a crime involving dishonesty, or (vii) a breach or violation of the terms of any agreement to which Employee and the Company (or any affiliate) are party.

(b)           “Change in Control” means any one of the following events:

(i)           the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control:  (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate.

(ii)           within any twelve-month period (beginning on or after the Grant Date), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the Grant Date shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii)           the consummation of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iv)           the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(v)           the liquidation or dissolution of the Company.

(c)           “Disability” has the same meaning as provided in the employment agreement currently or most recently in effect between the Employee and the Company or, if applicable, any affiliate of the Company, or if no such definition or employment agreement ever existed, “Disability” shall be given the meaning provided in the Plan.